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Exhibit 10.90

Amendment to Advisory Agreement

        This Amendment to the Advisory Agreement (this "Amendment"), dated as of February 16, 2005, by and between Worldspan, L.P., a Delaware limited partnership ("Worldspan") and Worldspan Technologies Inc (formerly known as Travel Transaction Processing Corporation), a Delaware corporation ("Advisor"), amends the Advisory Agreement, dated as of June 30, 2003, by and between Worldspan and Advisor (the "Agreement").

        WHEREAS, the parties hereto desire to enter into this Amendment in order to agree upon a prepayment and termination of the advisory fees payable pursuant to the Agreement, on the terms and conditions contained herein.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound hereby, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, and without any further action required by any party hereto, hereby agree as follows:

        1.     Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

  "Term This Agreement shall be in effect for an initial term of ten (10) years commencing at the Effective Time (the "Term"). The parties agree, that effective as of January 1, 2005, Worldspan's obligation to pay Fees (as such term is defined in Section 3(a)) is terminated in exchange for Worldspan's agreement to pay to Advisor a prepayment of $7,700,000 on or before December 15, 2005."

        2.     Section 3(c) of the Agreement is hereby amended and restated in its entirety as follows:

  "Worldspan hereby agrees to pay the reasonable out-of-pocket expenses of Advisor and its affiliates incurred in connection with the performance of the services contemplated by this Agreement and in connection with the consummation of each acquisition, divestiture or financing (including any refinancing) by Worldspan or any member of the Worldspan Group, including, without limitation, all expenses incurred in connection with the negotiation, preparation, authorization, execution and delivery of the Purchase Agreement, the consummation of the transactions contemplated thereby and the debt and equity financing transactions related thereto.

        3.    Counterparts.    This Amendment may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

        4.    Modification; Governing Law.    No modifications of this Amendment nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

        5.    Main Agreement.    Except as expressly amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

WORLDSPAN TECHNOLOGIES INC. (formerly TRAVEL TRANSACTION PROCESSING CORPORATION)
By:	/s/ JEFFREY C. SMITH
	Name:	Jeffrey C. Smith
	Title:	General Counsel, Secretary and Senior Vice President—Human Resources
WORLDSPAN, L.P.
By:	/s/ JEFFREY C. SMITH
	Name:	Jeffrey C. Smith
	Title:	General Counsel, Secretary and Senior Vice President Human Resources

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Amendment to Advisory Agreement